Exhibit 10.2

FORM OF AMENDED AND RESTATED NON-COMPETITION AGREEMENT *

THIS AMENDED AND RESTATED NON-COMPETITION AGREEMENT (this “Agreement”), is effective as of December 31, 2005 (the “Effective Date”) by and between Intrado Inc., a Delaware corporation (“Intrado”), and                * (“Executive”), collectively referred to hereinafter as the “Parties.”

RECITALS

WHEREAS, Intrado is in the business of providing emergency communications software, services and systems, including 9-1-1 applications, data management and network systems that enable the delivery of 9-1-1 calls in the United States of America, along with notification services and other contemplated products and services; and

WHEREAS, Executive has served as [Title] since [Year] and has diligently served Intrado over the course of his employment with Intrado and its predecessors; and

WHEREAS, Executive possesses specialized knowledge of Intrado’s strategies, products, services, customers, employee skills and other confidential and proprietary trade secret information accumulated over time at great expense to Intrado, which trade secret information is of value to it and crucial to its business survival, and which provides Intrado with a demonstrable advantage over competitors; and

WHEREAS, the Parties wish to provide for the terms and conditions by which Executive would receive compensation in exchange for his covenant to not compete with Intrado in the event of a termination of Executive’s employment with Intrado under certain circumstances; and

WHEREAS, Intrado and Executive entered into the Non-Competition Agreement dated December 1, 2003 (the “Original Agreement”); and

WHEREAS, Intrado and Executive wish to modify the Original Agreement by entering into this Amendment to reflect the changes specifically set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the promises, mutual covenant and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, Intrado and Executive agree as follows:

1.                                       Definitions.  The following terms shall have the meanings set forth below:

“Cause” shall mean the (A) willful misconduct or gross or persistent negligence in the discharge of Executive’s duties which is materially injurious to the financial condition of Intrado; (B) commission of an act of dishonesty that is reasonably expected to be materially injurious to the financial condition of Intrado; (C) willful or knowing violation by Executive (or by the Company as a direct and foreseeable result of Executive’s actions) of any statutes, rules or regulations of any governmental or regulatory body, which is or is reasonably expected to be materially injurious to the financial condition of Intrado; or (D) conviction of, or plea of guilty or nolo contendere to, a felony.

“Change in Control” means one or more of the following events, under the following guidelines:

(a)                                  Change in Ownership.  Any one person, or more than one person acting as a group (as defined below), acquires ownership of stock of Intrado that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of Intrado.  However, if any one person or more than one person acting as a group is considered to own more than 50% of the total fair market value or total voting power of the stock of Intrado, the acquisition of additional stock by the same person or persons shall not be considered to cause a change in the ownership of Intrado (or to cause a change in the effective control of Intrado as defined below).  An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which Intrado acquires its stock in exchange for property will be treated as an acquisition of stock for this purpose.

(b)                                 Change in Effective Control.  Either (a) any one person, or more than one person acting as a group (as determined under subsection (e) below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of Intrado possessing 35% or more of the total voting power of the stock of Intrado, or (b) a majority of members of Intrado’s board of directors resigns or is otherwise replaced during any 36-month period by directors whose appointment or election is not endorsed by a majority of the members of Intrado’s board of directors prior to the date of the appointment or election.

(c)                                  Change in Ownership of a Substantial Portion of Assets.  Any one person, or more than one person acting as a group (as determined in subsection (d) below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from Intrado that have a total gross fair market value equal to or more than 60% of the total gross fair market value of all of the assets of Intrado immediately prior to such acquisition or acquisitions.  For this purpose, gross fair market value means the value of the assets of Intrado, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.  However, there is no Change in Control under this subsection (c) when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation, as provided in Internal Revenue Service Notice 2005-1, A-14(b).

(d)                                 Persons Acting as a Group.  For the purposes of this definition of “Change in Control,” persons will not be considered to be acting as a group solely because they purchase or own stock, or purchase assets, of Intrado at the same time, or as a result of the same public offering.  However, persons will be considered to be acting as a group if they are the owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock or assets, or similar business transaction with Intrado.  If a person, including an entity, owns stock in such a corporation and in Intrado at a time that both of the companies enter into a merger, consolidation, purchase or acquisition of stock or assets, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only with respect to, and to the extent of, the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

(e)                                  Attribution.  For purposes of this definition of “Change in Control,” the attribution rules of Section 318 of the Code shall apply to determine stock ownership.  Stock underlying a vested option is considered owned by the individual who holds the vested option (and the stock underlying an unvested option shall not be considered owned by the individual who holds the unvested option).  For purposes of the preceding sentence, however, if a vested option is exercisable for stock that is not substantially vested (as defined by Income Tax Regulations Sections 1.83-3(b) and (j)), the stock underlying the option is not treated as owned by the individual who holds the option.

“Code” means the Internal Revenue Code of 1986, as amended.

2.                                       Following a Change in Control.  Following the first Change in Control of Intrado after the date of this Agreement (the “First Change of Control”), the following provisions will apply:

(a)                                  Upon termination of Executive’s employment by Intrado or its successor for Cause, Executive will be obligated to not compete with Intrado as set forth in paragraph 5 below; provided, however, that Executive will not be entitled to the compensation delineated in paragraph 4 below.

Confidential

(b)                                 Except for a termination of Executive’s employment for Cause, any termination of Executive’s employment with Intrado or its successor, for any reason or for no reason, within one year (365 consecutive days) following the date of the First Change in Control will entitle Executive to the compensation delineated in paragraph 4 below, and will also obligate Executive to not compete with Intrado as set forth in paragraph 5, below.  Executive may invoke his right to receive the compensation delineated in paragraph 4 below by voluntarily resigning his employment with Intrado. Such a resignation: (i) must be invoked within one year (365 consecutive days) following the date of the First Change in Control, (ii) must be evidenced in writing and must be delivered to Intrado’s Board of Directors not less than fourteen (14) days prior to the effective date of the resignation, and (iii) obligates Executive to not compete with Intrado, as set forth in paragraph 5 below, as of the effective date of such resignation.

(c)                                  Upon a termination of Executive’s employment for any reason after one year (365 consecutive days) following the date of the First Change in Change, other than a termination for Cause, the Company, in its sole discretion, may provide Executive with the compensation delineated in paragraph 4 below and in such an event, Executive will be obligated to not compete with Intrado as set forth in paragraph 5 below.

3.                                       Prior to a Change in Control.  Prior to any Change in Control of Intrado, the following provisions will apply:

(a)                                  Upon termination of Executive’s employment by Intrado or its successor for Cause, Executive will be obligated to not compete with Intrado as set forth in paragraph 5 below; provided, however, that Executive will not be entitled to the compensation delineated in paragraph 4 below.

(b)                                 Upon termination of Executive’s employment by Executive or by Intrado or its successor for any reason other than for Cause, the Board of Directors of Intrado (the “Board”), in its sole discretion, may provide Executive with the compensation delineated in paragraph 4 below and in such an event, Executive will be obligated to not compete with Intrado as set forth in paragraph 5 below.  The Board has twenty (20) days following termination of employment, or, if earlier, twenty (20) days after the Executive has given notice to the Company of Executive’s intent to resign, but in no event earlier than the date of the termination of Executive’s employment, to invoke its right to obligate Executive not to compete with Intrado, and shall do so by providing written notice to Executive that the Company is so invoking its right.  In the event the Board does not timely provide such notice, the Executive shall not be bound by the provisions of paragraph 5, below, and the Company shall not provide to Executive the compensation set forth in paragraph 4, below.

4.                                       Compensation.

(a)                                  Upon a termination referenced in subsection 2(b) or 2(c) or a determination by the Board to provide Executive with compensation after a termination referenced in subsection 3(b) (each, a “Trigger”), Intrado or its successor will pay a one-time lump sum payment in an amount equal to the highest annual total compensation (salary plus bonus, but not equity-based compensation) earned by Executive during the three (3) calendar years preceding the date of the Trigger, multiplied by _____ (__).**  Although, under the terms of this Agreement, Executive does not have an express or implied right to elect payment of such compensation in the form of Intrado common stock, nothing herein shall be deemed to prevent the Parties from discussing and subsequently agreeing to allow Executive to be paid in Intrado common stock so long as such an agreement is by mutual written agreement.

(b)                                 Deferral Accounts.

(i)                                     The payment required by Section 4(a) will not be paid currently to Executive.  Instead, the amount of such payment will be paid in a single lump sum into a trust established under the Intrado Inc. Nonqualified Deferred Compensation Plan (the “DCP”), and the amount of such payment shall be credited to a separate account or sub-account established and maintained for Executive under the DCP (the “Deferral Account”).  The Deferral Account, including deemed earnings thereon, shall be accounted separately from any other account or sub-account maintained for Executive under the DCP.  Except as otherwise provided in this Section 4(b), the Deferral Account shall become payable during the Non-Compete Period defined in subsection 5(a), below, as follows:  The first distribution date shall occur on the first day that occurs more than six (6) months from the

termination date.   A distribution date shall also occur on each monthly anniversary of the first distribution date until the Deferral Account is fully distributed.  The amount of the Deferral Account payable to Executive on the first distribution date shall be equal to the product of (a) entire balance of the Deferral Account (including deemed earnings therein) and (b) six (6) divided by the total number of months in the Non-Compete Period.  The amount of the Deferral Account that becomes payable to Executive on each subsequent distribution date shall be equal to the product of (x) the entire remaining balance of the Deferral Account (including deemed earnings therein) and (y) one (1) divided by the number of calendar months in the Non-Compete Period remaining after the preceding distribution date. Any portion of the Deferral Account that becomes payable under this Section 4(b) shall be paid as soon as administratively practicable after the date that it becomes payable but no later than five (5) business days after that date.

(ii)                                  If Executive breaches certain provisions of this Agreement, the entire remaining balance of the Executive’s Deferral Account shall be forfeited and Executive shall be required to return certain payments from the Deferral Account, under the circumstances described in subsection 5(d), below.  Upon Executive’s death, any remaining balance in the Executive’s Deferral Account shall be payable to the Executive’s estate or personal representative.  Upon a Change in Control that qualifies as a change in ownership or effective control of Intrado or in the ownership of a substantial portion of its assets within the meaning of Code Section 409A(a)(2)(iv) and administrative guidance thereunder and that follows any Trigger, the entire remaining balance of the Executive’s Deferral Account shall become payable to Executive.

(c)                                  In addition to the compensation referenced in subsection 4(a) above, upon a Trigger, Executive shall be entitled to receive life insurance coverage for a period of twelve (12) months from the Trigger, and to participate for the same period in Intrado’s or its successor’s group health insurance policy in accordance with COBRA, with the Executive being required to sustain no greater out-of-pocket expense for such coverage than would be paid by Intrado’s active full-time employees for similar coverage immediately prior to the Trigger.  At the end of the period in which Executive is entitled to participate in Intrado’s or its successor’ group health insurance policy in accordance with COBRA, the Company shall, for the remainder, if any, of the Non-Competition Period, procure third-party health insurance coverage for Executive at levels comparable to the health benefits available to Intrado’s or its successor’s active full-time employees, with Executive being required to sustain no greater out-of-pocket expense for such coverage than would be paid by Intrado’s active full-time employees for similar coverage immediately prior to the Trigger.

(d)                                 Cut Back in Provisions.

(i)                                     If it is determined that any payment or benefit provided by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, including, by example and not by way of limitation, acceleration by the Company or otherwise of the date of vesting or payment under any plan, program, arrangement or agreement of the Company, but excluding the payment required under (ii), below, would be subject to the excise tax imposed by Code section 4999 or any interest or penalties with respect to such excise tax (such excise tax together with any such interest and penalties, shall be referred to as the “Excise Tax”), then the Company shall first make a calculation under which such payments or benefits provided to the Executive are reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax (the “4999 Limit”).  The Company shall then compare (a) the Executive’s Net After-Tax Benefit (as defined below) assuming application of the 4999 Limit with (b) the Executive’s Net After-Tax Benefit without application of the 4999 Limit.  The Executive shall be entitled to the greater of (a) or (b).  “Net After-Tax Benefit” shall mean the sum of (i) all payments that Executive receives or is entitled to receive from the Company that are contingent on a change in the ownership or effective control of Intrado or in the ownership of a substantial portion of the assets of Intrado within the meaning of Code section 280G(b)(2), less (ii) the amount of federal, state, local, employment, and Excise Tax (if any) imposed with respect to such payments.  If the Executive is required to reduce payments to which he is otherwise entitled such that no portion thereof is subject to the Excise Tax, the Executive shall choose which payments shall be reduced and the amount of the reduction of each payment.

(ii)  Executive and the Company believe that the payments required herein constitute reasonable compensation that is not subject to the application of section 280G or section 4999 of the Code, and agree to report consistently with this position on their federal income tax returns (the “Agreed Position”).  Intrado shall indemnify Executive for any penalty and interest incurred by Executive as a result of taking the Agreed

Position, together with reasonable attorneys fees and other reasonable professional fees incurred in contesting a disallowance by the Internal Revenue Service of the Agreed Position. The amount for which Executive is indemnified under the preceding sentence (the “Indemnified Amount”) shall be computed on an after-tax basis, taking into account any income or other taxes.  Executive shall keep Intrado informed of all developments in any audit with respect to the Agreed Position.  The rights to indemnification conferred under this Section 4(d)(ii) shall include the right to be paid by the Company, when and as incurred, on an after-tax basis, the reasonable expenses incurred by Executive of the type entitled to be indemnified under this Section 4(d)(ii).   Intrado shall be entitled, at its sole expense, to control the contest of any disallowance or proposed disallowance of the Agreed Position (a “Contest”), and Executive agrees to cooperate in connection with a Contest, including, without limitation, executing powers of attorney and other documents at the reasonable request of Intrado; provided, however, that Intrado may not propose or agree to a settlement of a Contest on behalf of Executive, or forego on behalf of Executive an appeal of an adverse determination received in the course of a Contest. without the prior written approval of Executive, which approval may not be unreasonably withheld, conditioned or delayed; provided, further, that Executive’s decision not to approve a settlement shall be deemed to be unreasonable if a majority of similarly situated former executives of Intrado who have substantially similar settlement opportunities with respect to the Agreed Position approve of substantially similar settlements in their own cases.  If the disallowance of the Agreed Position is litigated in a forum that requires prepayment of the tax in dispute, Intrado shall advance to Executive the full amount of tax (and interest and penalties, if any) required to be paid as a condition of commencing the litigation; provided, however, that upon the final resolution of the Agreed Position, Executive shall refund to Intrado the amount of tax advanced by Intrado to Executive under the preceding sentence together with interest thereon at the applicable federal rate under Code Section 7872(f)(2), except that such interest shall not be payable with respect to advances of any taxes for which Executive is liable under such final determination.  Except as otherwise provided in this Section 4(d)(ii), the Indemnified Amount shall be payable when and as amounts of interest or penalties for which Executive is indemnified are payable to the U.S. Treasury Department as a. result of the disallowance of the Agreed Position.  Following payment by Intrado of the Indemnified Amount, if the Agreed Position is sustained by the Internal Revenue Service or the courts, Intrado shall be entitled to any resulting receipt of interest or refund of interest and penalties that were properly attributable to the Indemnified Amount.  If the Agreed Position is sustained in whole or in part in a final resolution of a Contest (after any appeals have been exhausted), and if the amount of the Indemnified Amount paid or advanced to Executive therefore exceeds the amount of penalties and interest payable by Executive as a result of the Agreed Position (determined on an after-tax basis after taking into account payments made pursuant to the preceding sentence and this sentence), any such excess portion of the Indemnified Amount shall be treated as a loan by Intrado to Executive, which loan Executive must repay to Intrado together with interest at the applicable federal rate under Code Section 7872(f)(2).

5.                                       Non-Compete.

(a)                                  Executive acknowledges that, in the course of Executive’s employment with Intrado and/or its affiliates and their predecessors, Executive has become familiar, or will become familiar, with Intrado’s and its affiliates’ and their predecessors’ trade secrets and with other confidential information concerning Intrado, its affiliates and their respective predecessors and that Executive’s services have been and will be of special, unique and extraordinary value to Intrado and its affiliates.  Therefore, Executive agrees that for        (    )** years following a Trigger (the “Non-Compete Period”), Executive shall not (except on behalf of Intrado or with Intrado’s prior written consent), directly or indirectly, (i) engage in Intrado’s business in the United States of America or any foreign country where, as of the date of termination, Intrado has existing and paying customers or has invested a substantial amount of effort or money with the intent of obtaining paying customers and there is a reasonable probability at such time that Intrado will obtain such customers during the Non-Compete Period (the “Territory”), (ii) interfere with the business of Intrado, or (iii) own, manage, control, participate in, consult with, render services for or in any manner engage in or represent any business within the Territory that is competitive with Intrado’s business or any product of Intrado’s business as such business is conducted or proposed to be conducted from and after the date of this Agreement.  Nothing herein shall prohibit Executive from being a passive owner of not more than five percent (5%) of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

(b)                                 During the Non-Compete Period, Executive shall not in the Territory directly or indirectly through another person or entity (i) induce or attempt to induce any employee of Intrado or any affiliate of Intrado to leave the employ of Intrado or such affiliate, or in any way interfere with the relationship between Intrado or such affiliate, on the one hand, and any employee or consultant thereof, on the other hand, (ii) hire or engage as a consultant or otherwise any person who is or was an employee or consultant of Intrado or any affiliate of Intrado until twelve (12) months after such individual’s employment or consulting relationship with Intrado or such affiliate has been terminated or (iii) induce or attempt to induce any customer, supplier, subcontractor, licensee or other business relation of Intrado or any affiliate of Intrado to cease doing business with Intrado or such affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, and Intrado or any affiliate, on the other hand.

(c)                                  During the Non-Compete Period, and except as is necessary to comply with subsection 5(d), below, Executive shall not disclose or otherwise communicate to any of the customers or accounts of Intrado or any of its affiliates that Executive has been terminated, is considering terminating, or has decided to terminate, employment with Intrado, and Intrado shall have sole discretion to determine who may notify the customer or accounts of Intrado or any affiliate of the termination of Executive’s employment, and the form, substance and timing of such notification; provided that Executive may disclose to other individuals the fact that Executive is no longer employed with the Company.

(d)                                 During the Non-Compete Period, Executive will refrain from making statements that criticize, disparage or ridicule Intrado or any of its affiliates, members, shareholders, directors, officers, employees or agents (each, an “Intrado Party”) and are detrimental to the reputation or image of any Intrado Party.  Executive agrees that if Executive receives an inquiry from a third party that seeks to elicit an opinion of Executive regarding any Intrado Party, Executive shall, except as provided otherwise in this subsection 5(d) with respect to certain transactions or proposed transactions involving the Company, respond by stating that there is no existing relationship between Executive and such Intrado Party and that Executive is unable to comment further.  Such statements (or words to that effect) shall not constitute a statement that criticizes, disparages or ridicules any Intrado Party and that is detrimental to the reputation or image of any Intrado Party.  During the Non-Compete Period, Executive shall reasonably cooperate with any reasonable requests, from Intrado or a party negotiating with Intrado, for information concerning Intrado in connection with any transaction or proposed transaction involving the Company with respect to which the Board requests Executive’s cooperation, and shall, in the course of such cooperation, make no statement and take no action that could reasonably be viewed as intending to impede or discourage the transaction or proposed transaction.  Executive agrees and acknowledges that the foregoing provisions of subsection 5(d) are reasonably designed to carry out the purposes of this Agreement, and do not constitute an unreasonable or overly broad limitation on Executive’s speech or action.

(e)                                  If Executive is found to have materially breached the terms of subsection 5(a), 5(b), 5(c), 5(d) or 6, below, by a preponderance of the evidence as determined in a final determination by an Arbitrator (as defined in Section 14(a)), Executive agrees that he has not earned and shall not be entitled to any remaining balance in Executive’s Deferral Account; and Executive also shall not have earned and shall not be entitled to any future benefits under subsection 4(c).   Executive’s failure to earn such rights to payments and benefits shall not prejudice the Intrado Party right to recover from Executive, in law or in equity, any additional damages that it actually suffers as a result of Executive’s breach of the terms of this Agreement; provided that, except where a Trigger arises out of a termination for Cause, the total amount of damages that the Intrado Party is entitled to recover as a result of such breach (including amounts to which the Executive is not entitled by reason of this Section 5(e)) may exceed the total amount that would be payable to Executive under this Agreement in the absence of any breach only if the Intrado Party establishes by clear and convincing evidence that Executive has materially breached the terms of subsection 5(a), 5(b), 5(c), 5(d) or 6 (proof of damages must still be proven by a preponderance of the evidence).

(f)                                    Executive understands that the foregoing restrictions may limit Executive’s ability to earn a livelihood in a business similar to the business of Intrado, but Executive nevertheless believes that Executive has received and will receive sufficient consideration and other benefits as an Executive and management employee of Intrado and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given Executive’s education, skills and ability), Executive does not believe would prevent Executive from otherwise earning a living.

(g)                                 Executive shall inform any prospective or future employer of any and all restrictions contained in this Agreement and provide such employer with a copy of such restrictions (but no other terms of this Agreement), prior to the commencement of that employment.

(h)                                 Executive acknowledges the following provisions of Colorado law, set forth in Colorado Revised Statutes § 8-2-113(2):

“Any covenant not to compete which restricts the right of any person to receive compensation for performance of skilled or unskilled labor for any employer shall be void, but this subsection (2) shall not apply to:

(i) Any contract for the purchase and sale of a business or the assets of a business;

(ii) Any contract for the protection of trade secrets;

(iii) Any contract provision providing for the recovery of the expense of educating and training any employee who has served an employer for a period of less than two years; and

(iv) Executive and management personnel, and officers and employees who constitute professional staff to employee and management personnel.”

Executive acknowledges that this Agreement is a contract for the protection of trade secrets under § 8-2-113(2)(b), and is intended to protect the confidential information of Intrado and that Executive is an executive and management employee, within the meaning of § 8-2-113(2)(d).

(i)                                     If any court of competent jurisdiction or Arbitrator declares any provision of this Section 5 invalid or unenforceable, the remainder of Section 5 shall remain fully enforceable.  To the extent that any court or Arbitrator concludes that any provision of this agreement is void or voidable, the court or Arbitrator shall reform such provision(s) to render the provision(s) enforceable, but only to the extent necessary to render the provision(s) enforceable and only in view of the parties’ express desire that Intrado and its affiliates be protected to the greatest extent possible under applicable law from improper competition and/or the misuse or disclosure of trade secrets, and/or confidential information.

6.                                       Confidentiality.  Executive agrees that for the Non-Compete Period, and for any subsequent periods expressly included in the Nondisclosure Agreement between Intrado and Executive, Executive will not use, disclose or otherwise communicate any specialized knowledge or other trade secret of Intrado, its predecessors and/or successors, as defined in such Nondisclosure Agreement, incorporated herein by reference.

7.                                       Enforcement.  Because Executive’s services are unique and because Executive has access to confidential information and work product of Intrado, the Parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement.  In the event of a breach or threatened breach of this Agreement, Intrado or its successors or assigns will be entitled to injunctive relief, in addition to other rights and remedies existing in their favor at law or in equity in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

8.                                       Representations and Warranties of Executive.  Executive hereby represents and warrants to Intrado that (a) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject, (b) Executive is not a party to or bound by any employment agreement, consulting agreement, non-compete agreement, confidentiality agreement or similar agreement with any person or entity other than Intrado and (c) upon the execution and delivery of this Agreement by Intrado and Executive, this Agreement will be a valid and binding obligation of Executive, enforceable in accordance with its terms.

9.                                       American Jobs Creation Act.  It is the intention of the Parties that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code, and the provisions of this Agreement shall be construed and administered in accordance with such intent. To the extent such potential payments or benefits could become subject to Section 409A, the Parties shall cooperate to amend this Agreement with the goal of giving Executive the economic benefits described herein in a manner that does not result in such tax being imposed.

10.                                 Severability.  It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction or in arbitration to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

11.                                 Complete Agreement.  This Agreement and those documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, but excluding the Nondisclosure Agreement between Intrado and Executive.

12.                                 Successors and Assigns.  Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive and Intrado and their respective successors, assigns, heirs, representatives and estate; provided, however, that the rights and obligations of Executive under this Agreement shall not be assigned without the prior written consent of Intrado.  Intrado may assign this Agreement and its rights, together with its obligations hereunder, in connection with any sale, transfer or other disposition of all or substantially all of its assets or business, whether by merger, consolidation or otherwise; provided, however, that the purchaser or successor expressly assumes the provisions of this Agreement or becomes liable under this Agreement by operation of law.

13.                                 Governing Law.  Except as provided in paragraph 14, this Agreement will be governed by and construed in accordance with the laws of the State of Colorado without giving effect to any choice of law or conflicting provision or rule that would cause the laws of any jurisdiction other than the State of Colorado to be applied.

14.                                 Arbitration.  Except as provide in subparagraph (d), below, all disputes or controversies arising out of or relating to this Agreement, Executive’s employment with Intrado, or the termination or cancellation of that employment or this Agreement, including without limitation any claim by Executive under any federal, state or local law or statute regarding discrimination in employment, shall be resolved by final and binding arbitration in Denver, Colorado in accordance with the following provisions:

(a)                                  Because Intrado operates in interstate commerce, the Federal Arbitration Act, 9 U.S.C. § 101 et seq., shall govern the arbitration, which shall be conducted pursuant to the then-prevailing rules of the American Arbitration Association (AAA) and its Employment Dispute Resolution Procedures.

(b)                                 The Arbitrator may permit limited discovery and any discovery disputes shall be resolved in favor of expeditious and cost-effective resolution of the dispute.  Following the hearing, the Arbitrator shall render a reasoned decision within thirty (30) days, or as soon thereafter as is administratively practicable.  The decision of the Arbitrator, which may include equitable relief (but not punitive damages), shall be final and binding on the parties and judgment upon the decision may be entered in any court of competent jurisdiction pursuant to the Federal Arbitration Act.

(c)                                  If Executive substantially prevails in any arbitration, Executive shall be entitled to receive its reasonable attorneys’ fees, reasonable expert and non-expert witness costs and expenses, and other costs and expenses reasonably incurred in connection with the arbitration (together “Fees”) from the Company; provided, however, that the arbitrator shall not award any Fees for time spent on any claim or defense on which Executive did not substantially prevail.

(d)                                 Notwithstanding the foregoing provisions of this Section 14, the following claims shall not be subject to arbitration:  claims for unemployment compensation benefits, workers compensation benefits (but not claims of retaliation related to such benefits), matters which are not arbitrable under the National Labor Relations

Act, and actions for temporary injunctive relief to enforce the provisions of Sections 5 or 6 hereof or to otherwise prevent unfair competition or the use or disclosure of trade secrets or confidential information pending a decision on any such claims by the Arbitrator - it being the express intention of this provision to allow court proceedings for temporary injunctive relief to preserve the status quo pending arbitration of such claims.

15.                                 Amendment and Waiver.  The provisions of this Agreement may be amended and waived only with the prior written consent of Intrado and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

16.                                 Headings.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

17.                                 Gender; Number.  Words of gender may be read as masculine, feminine, or neuter, as required by context.  Words of number may be read as singular or plural, as required by context.

18.                                 Construction.  This Agreement has been freely negotiated by both sides with the assistance of counsel.  Executive is represented by Davis Graham and Stubbs LLP.  This Agreement shall not be construed for or against any Party as the drafter, because both Parties contributed significantly to the wording of this Agreement.

19.                                 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Non-Competition Agreement as of the Effective Date stated above.

INTRADO INC.

By:
Name:
Title:

EXECUTIVE

Name:
Title:

*                 Intrado Inc. has entered Non-Competition Agreements with the following executive officers: (1) George Heinrichs, President, Chief Executive Officer, Chairman of the Board and co-founder; (2) Stephen M. Meer, Chief Technology Officer and co-founder; (3) Lawrence P. Jennings, Chief Operating Officer; (4) Michael D. Dingman, Jr., Chief Financial Officer; (5) Craig W. Donaldson, Senior Vice President and General Counsel; and (6) Teri L. Depuy, Senior Vice President.

**          George Heinrichs and Stephen M. Meer are entitled to three (3) years of severance pay and must abide by a three (3) year non-compete. Lawrence P. Jennings and Michael D. Dingman, Jr. are entitled to two (2) years of severance pay and must abide by a two (2) year non-compete. Craig W. Donaldson and Teri L. Depuy are entitled to one (1) year of severance pay and must abide by a one (1) year non-compete.